EX-99.77I NEW SECUR 5 q77i_neworamendedsecurities.htm NEW OR AMENDED SECURITIES

Pursuant to a Board approved vote on July 19, 2007, Fidelity Income Fund commenced new funds, Fidelity Income Replacement 2016, 2018, 2020, 2022, 2024, 2026, 2028, 2030, 2032, 2034, and 2036 Funds, on August 30, 2007.